Exhibit 99.1


                 [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                    Contact: Joanne Lattanzi
                                                  First National Bank of Ipswich
                                                  (978) 356-8105

                                                  Alexander Caswell
                                                  Regan Communications
                                                  (617) 488-2885

                    First Ipswich Bancorp Announces Earnings

Ipswich, MA, August 12, 2005 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced earnings for the three months and six months ended June 30, 2005.

The Company reported assets of $409.6 million as of June 30, 2005, which represents growth of $21.9 million, or 5.6%, since June 30, 2004. Net loans increased $60.9 million, or 37.1%, since June 30, 2004 to $224.9 million as of June 30, 2005 due primarily to the acquisition of loans at the new Boston branch in June 2005. Deposits decreased $1.3 million, or .5%, to $243.5 million as of June 30, 2005. Net income for the quarter-ended June 30, 2005 was $8,000 compared to a net loss of $42,000 for the quarter-ended June 30, 2004. Basic and diluted earnings per share for the quarter-ended June 30, 2005 were both $0.00 per share. Net income for the six months ended June 30, 2005 was $155,000 compared to net income of $310,000 for the six months ended June 30, 2004.

Commenting on the Company's results, Donald P. Gill, President and Chief Executive Officer, stated, "The past eighteen months have been both exciting and hectic for our institution. The acquisition of Atlantic Bank of New York's Cambridge, MA branch in April 2004 and their Boston location in June 2005, along with the opening of a branch in Beverly, MA in April 2004 has kept our Retail division very active. In addition, we acquired a money management firm in December 2004. First Ipswich Bancorp also went public in June 2004. The impact on current earnings from all these initiatives is evident and was expected. We look forward to integrating these branches and product lines into our corporate identity and anticipate a positive impact on future earnings."

Financial Highlights (un-audited)

                               Three months ended June 30,       Six months ended June 30,
                              ----------------------------      --------------------------
                               2005               2004           2005               2004
                              ------------------------------------------------------------
                                         (In thousands, except per share data)
Net income (loss)             $    8            $   (42)        $  155            $  310
Earnings per share:
   Basic                      $ 0.00            $ (0.02)        $ 0.07            $ 0.18
   Diluted                    $ 0.00            $ (0.02)        $ 0.07            $ 0.17
Weighted average shares
   outstanding:
   Basic                       2,220              1,761          2,220             1,759
   Diluted                     2,220              1,854          2,220             1,852

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First Ipswich Bancorp is the bank holding company of The First National Bank of
Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates thirteen full-service offices in Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly, Boston, and Cambridge, Massachusetts, and Londonderry, Manchester, Newington and Salem, New Hampshire. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain "forward-looking statements". Words such as "intends," "believes", "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the effect of the Bank's acquisition of the Boston branch of Atlantic Bank of New York, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, general and local economic conditions, the Bank's continued ability to attract and retain deposits, the Company's ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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